UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2014 (July 25, 2014)

SCI Engineered Materials, Inc.

(Exact Name of Registrant as specified in its charter)

Ohio	0-31641	31-1210318
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of		Identification
incorporation or		Number)
organization)

2839 Charter Street

Columbus, Ohio 43228

(614) 486-0261

(Address, including zip code, and telephone number

including area code of Registrant's

principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2014 the Board of Directors (the “Board”) of SCI Engineered Materials, Inc. (the “Company”) appointed Emily Lu to the Board.

The Board increased its size from four to five members and appointed Ms. Lu to fill the vacancy. Ms. Lu is currently the Managing Partner of Gateway Resources Partners, Florida, an entity formed to explore business opportunities in oil & gas field service. Ms. Lu has considerable senior management experience, including serving as Chief Strategy Officer for Solar Power Industries, a vertically integrated manufacturer for photovoltaic solar components with experience in domestic and international markets. The experience of Ms. Lu in international markets and development of new products and business opportunities is experience that the Board considers valuable.

Ms. Lu will serve as a director and stand for re-election at the 2015 annual meeting of shareholders. Ms. Lu was also appointed to the Board's Audit Committee. The Board has determined that Ms. Lu satisfies the definition of “independent director” and the requirements for service on the Board's Audit Committee under the NASDAQ listing standards.

Ms. Lu received a B.A. from the School of Law at National Taiwan University with Honors. After high level executive experience at Diamond Shamrock, Taiwan (a wholly owned subsidiary of Diamond Shamrock, USA, the precedent of Occidental) and Swire & MaClaine, Taiwan (an Asian Pacific business unit of Swire Group, UK, and a 300 year old British Trading house), Ms. Lu earned a MBA majoring in finance from Florida Atlantic University. Ms. Lu speaks English and Chinese.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCI ENGINEERED MATERIALS, INC.

Date: July 28, 2014	By:	/s/ Daniel Rooney
Daniel Rooney
Chairman of the Board, President and Chief Executive Officer